UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

MAYVILLE ENGINEERING COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

MAYVILLE ENGINEERING COMPANY, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 21, 2026

To the Shareholders of

Mayville Engineering Company, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Mayville Engineering Company, Inc. will be held online at www.virtualshareholdermeeting.com/MEC2026 on Tuesday, April 21, 2026, at 2:00 P.M., Central Time, for the following purposes:

1. To elect three directors to hold office until the 2029 annual meeting of shareholders and until their successors are duly elected and qualified.

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2026.

3. To conduct an advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy statement.

4. To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on February 20, 2026, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

A proxy for the meeting and a proxy statement are enclosed herewith. You or your proxyholder can participate, vote, and examine our shareholder list at the Annual Meeting by visiting www.virtualshareholdermeeting.com/MEC2026 and using your control number found on your proxy card.

By Order of the Board of Directors
MAYVILLE ENGINEERING COMPANY, INC.

Sean P. Leuba
Senior Vice President, General Counsel & Secretary

Milwaukee, Wisconsin

March 10, 2026

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 21, 2026. The Mayville Engineering Company, Inc. proxy statement for the 2026 Annual Meeting of Shareholders and the 2025 Annual Report to Shareholders are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY, OR VOTE OVER THE INTERNET OR BY TELEPHONE AS PROVIDED ON YOUR PROXY CARD.

MAYVILLE ENGINEERING COMPANY, INC.

135 S. 84th Street, Suite 300

Milwaukee, Wisconsin 53214

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 21, 2026

This proxy statement is being furnished to shareholders by the Board of Directors (the “Board”) of Mayville Engineering Company, Inc. (the “Company”, “we”, “our”, “us” or similar terms), beginning on or about March 10, 2026, in connection with a solicitation of proxies by the Board for use at the Annual Meeting of Shareholders to be held online at www.virtualshareholdermeeting.com/MEC2026 on Tuesday, April 21, 2026, at 2:00 P.M., Central Time, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

Only holders of record of the Company’s common stock, no par value per share (the “Common Stock”), at the close of business on February 20, 2026 (the “Record Date”), are entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 20,318,370 shares of Common Stock, each of which is entitled to one vote per share. The presence of a majority of the votes entitled to be cast shall constitute a quorum for the purpose of transacting business at the Annual Meeting. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting by virtual presence online. Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a shareholder of record, you have the option to vote by written proxy or electronically via either the internet or telephone pursuant to instructions provided on the proxy card sent to you. A shareholder of record may access and complete the proxy card online at www.proxyvote.com or vote by telephone (1-800-690-6903), in each case by using the control number provided on your proxy card. If you hold shares beneficially in street name, you may also vote by proxy by following the voting instructions provided to you by your broker, bank, trustee or nominee.

If you attend the Annual Meeting online, you may also vote your shares at www.virtualshareholdermeeting.com/MEC2026 during the meeting, and any previous votes that you submitted will be superseded by the vote that you cast at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder of those shares a legal proxy issued in your name.

If you hold shares in the Mayville Engineering Company, Inc. Employee Stock Ownership Plan (the “ESOP”) and/or the Mayville Engineering Company, Inc. 401(k) Plan (the “401(k) Plan”), you must provide voting instructions to the trustee of those plans by April 16, 2026, which can be done by written proxy or electronically via either the internet or telephone pursuant to instructions provided on the proxy card sent to you. A holder of shares in the ESOP and/or the 401(k) Plan may access and complete the proxy card online at www.proxyvote.com or vote by telephone (1-800-690-6903), in each case by using the control number provided on your proxy card. If no instructions are made or if your completed proxy card is not received by April 16, 2026, the trustee of will votes the shares allocated to your plan account in its sole discretion (for shares in the ESOP) or as directed by the 401(k) Plan sponsor, which is the Company (for shares in the 401(k) Plan).

The format of the Annual Meeting will be a virtual-only meeting. We have worked to offer the same participation opportunities as would be provided at an in person annual meeting.

You may attend and participate in the Annual Meeting by virtual presence online if you were a shareholder or joint holder as of the close of business on the Record Date (February 20, 2026), or you hold a valid proxy for the Annual Meeting. To attend the Annual Meeting by virtual presence online, go to www.virtualshareholdermeeting.com/MEC2026. If you are a shareholder of record or hold shares in the ESOP or the 401(k) Plan, you will also need to provide your control number found on your proxy card. If you are not a shareholder of record and do not hold your shares in the ESOP or the 401(k) Plan, but hold shares through a broker, trustee or nominee, you will also need to obtain a legal proxy from the broker, trustee or nominee that holds your shares, have a copy of the voting instruction card provided by your broker, trustee or nominee, and provide your control number found on the voting instruction card provided by such broker, trustee or nominee.

The virtual Annual Meeting will begin promptly at 2:00 P.M., Central Time. Online check-in will begin at 1:45 P.M., Central Time, and you should allow ample time for the online check-in procedures. If you have difficulty accessing the Annual Meeting, please call the telephone number provided on the login page at www.virtualshareholdermeeting.com/MEC2026. We will have technicians available to assist you.

Whether or not you participate in the Annual Meeting, it is important that your shares be part of the voting process. The methods by which you may vote are described above and on your proxy card.

Execution of a proxy given in response to this solicitation will not affect a shareholder’s right to attend and vote at the Annual Meeting by virtual presence online. Virtual presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company in writing, by delivering a duly executed proxy bearing a later date or by voting by virtual presence online at the Annual Meeting.

The shares represented by all properly executed unrevoked proxies received in time for the Annual Meeting will be voted as specified on the proxies. If no direction is given on a properly executed unrevoked proxy, it will be voted as follows:

●	FOR the three persons nominated for election as directors referred to herein;
●	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2026;
●	FOR the advisory approval of the compensation of our named executive officers; and
●	On such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy.

Other than the election of three directors, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2026 and the advisory vote on the compensation of our named executive officers, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

ELECTION OF DIRECTORS

The Company’s bylaws provide that the directors shall be divided into three classes, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. At the Annual Meeting, the shareholders will elect three directors to hold office until the 2029 annual meeting of shareholders and until their respective successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the three persons named as nominees herein. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board.

Each director will be elected by a plurality of the votes cast at the Annual Meeting, assuming a quorum is present. For this purpose, “plurality” means that the nominees receiving the largest number of votes will be elected as directors. Any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors. Votes will be tabulated by an inspector of elections appointed by the Company.

The Board is presently composed of seven members, six of whom are non-employee, independent directors. Due to his desire to retire, Steven L. Fisher is not standing for re-election as a director at the Annual Meeting, with his retirement from the Board to be effective following the Annual Meeting on April 21, 2026. As a result, the Nominating and Corporate Governance Committee is nominating Christine M. Schyvinck for election at the Annual Meeting.

The following sets forth certain information, as of February 20, 2026, about the Board’s nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Terms expiring at the 2029 Annual Meeting

Robert L. McCormick, 65, has been a member of the Board since December 2022. Mr. McCormick retired from Douglas Dynamics in 2024, but he had previously served as an officer at Douglas Dynamics Inc. where he was the Vice President and Chief Financial Officer and Treasurer from 2004 to 2017, Chief Operating Officer from 2017 to 2019 and President and Chief Executive Officer from 2019 to July 2024. Mr. McCormick also served as a Director on the Board of Douglas Dynamics Inc. from 2019 to 2024. Prior to joining Douglas Dynamics, Mr. McCormick also served as President and Chief Executive Officer of Xymox Technology Inc. from 2001 to 2004. Prior to that, he served in various capacities in the Newell Rubbermaid Corporation, including President from 2000 to 2001 and Vice President Group Controller from 1997 to 2000. Mr. McCormick graduated from the University of Wisconsin - Whitewater with a bachelor’s degree in Accounting in 1982 and received his CPA certificate in 1984. Since 2017, he has been a member of the Board of Directors for nonprofit organization The Parenting Network. We believe that Mr. McCormick’s over 40 years of experience in the manufacturing industry and his years as the Chief Executive Officer or Chief Financial Officer of a public company qualifies him to serve as a member of the Board.

Christine M. Schyvinck, 59, is a director nominee to join the Board at the Annual Meeting. Ms. Schyvinck currently serves as Chairman, President, and Chief Executive Officer of Shure Incorporated, a global leader in microphones and audio electronics, positions she has held since 2016. Prior to her appointment as Chief Executive Officer, she served as Chief Operating Officer of Shure from 2015 to 2016 and as Executive Vice President leading Shure’s Global Marketing and Sales Division from 2006 to 2015. In these roles, she oversaw regional business units across the Americas, Europe, Middle East/Africa, and Asia/Pacific as well as strategic integration, marketing, sales, artist and public relations, technical support, and customer service. Earlier in her career, she held leadership roles spanning quality, operations, procurement, supply chain and global manufacturing. Ms. Schyvinck holds a Bachelor of Science degree in Mechanical Engineering from University of Wisconsin–Madison and a Master of Engineering Management from Northwestern University. We believe that Ms. Schyvinck’s global manufacturing leadership, operational expertise, international commercial experience, and record of driving growth and efficiency qualifies her to serve as a member of the Board.

Tania L. Wingfield, 59, has been a member of the Board since July 2025. She has served as Executive Vice President and Chief Human Resources Officer of BorgWarner, Inc. since August 2022. Prior to serving in her current position, Ms. Wingfield held senior leadership positions including Vice President and General Manager of the North American OE and Aftermarket business, and Vice President of Integration for BorgWarner's acquisition of Delphi Technologies from November 2015 until August 2022. Prior to joining BorgWarner, Ms. Wingfield served as Vice President of Product Line Marketing, Strategic Planning and Marketing at Remy International from 2010 until 2015. Earlier in her career, Ms. Wingfield held a variety of general management, operations, engineering and supply chain roles at Remy International, where she started in 1995. She also led global engineering teams, instituted financial discipline in product development and oversaw multi-continent product launches. Ms. Wingfield received a bachelor’s degree in Computer Science and Management Information

Systems from Indiana University of Pennsylvania. We believe that Ms. Wingfield’s thirty-plus years of experience in leading operations, supply chains and product development initiatives across global businesses qualifies her to serve as a member of the Board.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” SUCH NOMINEES. SHARES OF THE COMPANY’S COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” SUCH NOMINEES.

Directors Continuing in Office

Terms expiring at the 2027 Annual Meeting

Timothy L. Christen, 67, has been a member of the Board since June 2016 and has served as our non-executive Chair of the Board since July 2022. He also serves as a director of Expensify, a cloud-based spend management platform, since 2021 and CPA.com, a provider of innovative strategies and solutions to accounting firms and their clients, since 2018. Mr. Christen is Chairman Emeritus of Baker Tilly US, LLP, a national public accounting firm where he served as a partner from 1990 to 2016 and as Chairman and Chief Executive Officer from 1999 to 2016, and Baker Tilly International Ltd., a top ten global accounting network where he served as Chairman from 2017 to 2021. He served as a trustee of the Financial Accounting Foundation (FAF) from January 1, 2021 through December 31, 2025. Mr. Christen also served as director of the American Institute of CPAs from 2014 to 2017, serving as Chairman from 2015 to 2016. He earned his bachelor’s degree in Accounting from the University of Wisconsin-Platteville and is a licensed Certified Public Accountant. We believe Mr. Christen’s forty-plus years of accounting expertise and substantial strategy, risk and management experience over his 16 years as the Chief Executive Officer of a national public accounting firm qualifies him to serve as a member of the Board.

Jennifer J. Kent, 54, has been a member of the Board since December 2020. She has served as Chief Legal Officer and Corporate Secretary of Kohl’s Corporation, a retailer, since February 2023. Prior to serving in her current position, Ms. Kent was the Executive Vice President and Chief People & Legal Officer of Quad/Graphics, Inc., a marketing experience company, and served in that role since June 2015 under its previous title of Executive Vice President of Administration, General Counsel & Secretary. Ms. Kent joined Quad in August 2010 as Assistant General Counsel and was promoted to Vice President and General Counsel in December 2013. Prior thereto, Ms. Kent held various positions in motorcycle manufacturer Harley-Davidson Motor Company’s legal department from 2003 to 2010, including Associate General Counsel. Ms. Kent earned her law degree from Stanford University and a bachelor’s degree in journalism from the University of Iowa. We believe Ms. Kent’s over 20 years of broad business and leadership experience, including managing legal, compliance, human resources, corporate communications, government affairs, real estate, and safety and environmental management functions at a public company, qualifies her to serve on the Board.

Terms expiring at the 2028 Annual Meeting

Jagadeesh (Jag) A. Reddy, 54, joined the Company as President and Chief Executive Officer, as well as a director, in July 2022. Prior to joining us, Mr. Reddy served as a member of the senior leadership team at W.R. Grace & Co. since 2018, most recently as the head of its Strategy and Growth function, as well as the Managing Director of its Advanced Refining Technologies hydroprocessing joint venture with Chevron. Before joining W.R. Grace & Co., he served as Vice President and General Manager, Water Technologies Strategic Business Unit from 2014 to 2017, and Vice President, Corporate Strategy from 2012 to 2014 at Pentair plc. Previously, Mr. Reddy held leadership roles of increasing responsibility at ITT Corporation and its spin-off, Xylem Inc. Mr. Reddy also held product management and mergers and acquisitions roles at Danaher Corporation and United Technologies, respectively. He started his career in manufacturing operations at Denso Corporation. Mr. Reddy earned a master’s of business administration degree in Finance and Strategy from the Kellogg School of Management and a master’s degree in Engineering Management from the McCormick School of Engineering, both at Northwestern University. He also holds a master’s degree in Industrial Engineering from the University of Tennessee and a bachelor’s degree in Mechanical Engineering from Sri Venkateswara University in India. We believe that Mr. Reddy is qualified to serve as a director of our company because he has extensive senior management experience and serves as our President and Chief Executive Officer.

Jay O. Rothman, 66, has been a member of the Board since July 2008. He has served as President of the Universities of Wisconsin since June 2022. Prior to serving in his current position, Mr. Rothman served as the Chairman and Chief Executive Officer of Foley & Lardner LLP, a national law firm, from June 2011 to May 2022. Mr. Rothman serves as director of Quad/Graphics, Inc. Mr. Rothman received a bachelor’s degree from Marquette University in 1982 and his law degree from Harvard Law School in 1985. We believe that Mr. Rothman’s career as an executive, as well as a business attorney, qualifies him to serve as a member of the Board.

CORPORATE GOVERNANCE

Corporate Governance Guidelines; Code of Conduct and Ethics

The Board has adopted Corporate Governance Guidelines that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Guidelines also establish the Company’s policies on director orientation and continuing education, which include a mandatory orientation program for new directors and provide that the Board will be assessed on an annual basis to determine whether it and its committees are functioning effectively. In addition, the Company’s Corporate Governance Guidelines provide that, at each regularly scheduled Board meeting, the independent directors meet in executive session. The independent directors may also meet at such other times as any of them determine appropriate. The Corporate Governance Guidelines also provide that the Company’s executive officers and other members of senior management who are not members of the Board will participate in Board meetings to present information, make recommendations and be available for direct interaction with members of the Board. The Nominating and Corporate Governance Committee and the Board are responsible for regularly reviewing and revising the Corporate Governance Guidelines and related documents as and when appropriate. The Company has posted a copy of the Corporate Governance Guidelines on its website at ir.mecinc.com.

We have adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer and other persons performing similar functions. We have posted a copy of the Code of Conduct and Ethics on our website at ir.mecinc.com.

Other than the text of the Corporate Governance Guidelines and Code of Conduct and Ethics, the Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this proxy statement.

Director Independence; Board Leadership Structure

The Board has adopted director independence standards to assist it in making determinations regarding whether the Company’s directors are independent as that term is defined in the listing standards of the New York Stock Exchange (the “NYSE”). These standards are available on the Company’s website at ir.mecinc.com. Based on these standards, the Board determined that all of our non-employee directors (i.e., all directors except for Mr. Reddy, who is our President and Chief Executive Officer) are “independent directors” as that term is defined in the listing standards of the NYSE and the director independence standards adopted by the Board. In making this determination, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances the Board deemed relevant in determining their independence, including any transactions described in the section titled “—Transactions with Related Persons” below. In addition to the foregoing, in determining that Ms. Schyvinck was independent, the Board considered Ms. Schyvinck’s role at Shure Incorporated (“Shure”). The Company is a supplier to Shure. Ms. Schyvinck is the President, Chief Executive Officer and Chairman of Shure. During 2025, the Company, through its newly-acquired subsidiary, Accu-Fab, continued its commercial relationships with Shure, with Shure paying the Company approximately $2.2 million for goods and services (which represented less than 2.0% of Shure’s annual revenues). These transactions were conducted in arms’ length transactions in the normal and ordinary course of the Company’s business.

Our Board believes it is important to have flexibility in selecting our Board leadership structure. Accordingly, our Corporate Governance Guidelines allow for the positions of Chair of the Board and Chief Executive Officer of the Company to be held by the same person. Since July 2022, the Board has decided that it is in the best interests of the Company and its shareholders to separate the roles of Chief Executive Officer and Chair of the Board, and our Board has been led by an independent, non-executive Chair since that time. The Board believes separating the roles of Chief Executive Officer and Chair of the Board enhances the accountability of the Chief Executive Officer to the Board, strengthens the Board’s independence from management, and ensures a greater role for the independent directors in the oversight of the Company. In addition it allows our Chief Executive Officer to focus his efforts on running our business and managing our Company in the best interests of our shareholders, while the Chair provides guidance to the Chief Executive Officer and, in consultation with management, helps to set the agenda for Board meetings and establishes priorities and procedures for the work of the full Board.

Insider Trading Policy

The Board has adopted an Insider Trading Policy that governs the purchase, sale and other acquisitions or dispositions of our stock by our directors, officers and employees. This policy is designed to promote compliance with insider trading laws, related Securities and Exchange Commission (“SEC”) rules and regulations and the listing standards of the NYSE. In addition, it is our policy that the Company will not trade in its stock when it is aware of material nonpublic information.

Prohibition on Derivatives, Hedging Transactions, Margin Accounts and Pledges

Our Insider Trading Policy also prohibits all of our directors, officers and employees from trading in puts, calls and other derivative securities with respect to shares of our stock that they were granted as part of their compensation or otherwise hold. In addition, our Insider Trading Policy prohibits all of our directors, officers and employees from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our stock. Our directors, officers and certain other designated employees are also prohibited from holding our stock in a margin account or pledging our stock as collateral for a loan.

Board Meetings

The Board held four meetings in 2025. During the period of the directors’ service in 2025, each of the directors attended at least 75% of the meetings of the Board and the committees on which they served during 2025.

At each regularly scheduled Board meeting, the independent directors meet separately in executive session. An independent director presides over each executive session of the independent directors. The independent director who presides may differ from meeting to meeting, which is dependent on the subject matter of the agenda of the executive session.

Directors are expected to attend our annual meeting of shareholders each year. At the 2025 annual meeting of shareholders, all of the directors then serving were in attendance.

Committees

The Board currently has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of these committees has the responsibilities set forth in formal written charters adopted by the Board. The Company makes available copies of each of these charters on its website located at ir.mecinc.com. Other than the text of the charters, the Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this proxy statement.

Audit Committee

The Audit Committee assists the Board in fulfilling the oversight responsibilities the Board has with respect to (i) the integrity of our financial statements and accounting and financial reporting processes, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm, (iv) the performance of our internal audit and disclosure controls functions and the performance of our independent registered public accounting firm and (v) monitoring our risk management framework (including cybersecurity and data protection policies and processes). The Audit Committee has responsibility for the appointment, compensation, retention and oversight of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee is also responsible for preparing an audit committee report to be included in our annual proxy statement, and reviews, approves and oversees on an on-going basis any related party transactions. The Audit Committee has authority to preapprove all auditing and permitted non-audit services to be performed by our independent registered public accounting firm, subject to the de minimis exceptions provided under the Securities Exchange Act of 1934, as amended. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting and auditing matters.

The Audit Committee presently consists of Steven L. Fisher (Chairperson), Timothy L. Christen and Robert L. McCormick, each of whom is independent as defined in Rule 10A-3 of the Securities Exchange Act of 1934 and under the listing standards of the NYSE, as well as the director independence standards adopted by the Board. In addition, the Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission and meets the expertise requirements for audit committee members under the listing standards of the NYSE. The Audit Committee held four meetings in 2025.

Compensation Committee

The purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to the compensation of our chief executive officer and other executive officers. In this role, the Compensation Committee has the overall responsibility of administering our incentive and equity compensation plans, as well as providing oversight of the policies and practices relating to employee relations and human resource activities. The Compensation Committee approves the compensation of our executive officers, including the Chief Executive Officer. The Compensation Committee also provides oversight of the design of all our retirement and health and welfare plan programs and human resource management practices and policies, including hiring and retention, performance management programs, programs relating to diversity, leadership development and manager succession planning. It has authority to retain or obtain the advice of compensation consultants to assist with regard to any of its activities. The Compensation Committee also administers our incentive and equity compensation plans.

The Compensation Committee presently consists of Jennifer J. Kent (Chairperson), Steven L. Fisher, Robert L. McCormick and Tania L. Wingfield, each of whom meets the independence standards of the NYSE and the Securities and Exchange Commission for compensation committee members, as well as the director independence standards adopted by the Board. The Compensation Committee held four meetings in 2025.

In 2025, the Compensation Committee retained Pearl Meyer and Partners, LLC to provide it with market information, analysis and other advice relating to executive compensation on an ongoing basis. The Compensation Committee engaged Pearl Meyer and Partners, LLC to, among other things, assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as to assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers, individually as well as in the aggregate, is competitive and fair. We do not believe the retention of, or the work performed by, Pearl Meyer and Partners, LLC creates any conflict of interest.

Nominating and Corporate Governance Committee

The purposes of the Nominating and Corporate Governance Committee are to (i) carry out the responsibilities delegated to it by the Board relating to our director nomination processes and procedures, (ii) identify individuals qualified to become members of the Board (consistent with criteria approved by the Board), (iii) select and recommend to the Board qualified potential director nominees for election at each of the annual meeting of shareholders, (iv) develop, maintain and recommend to the Board a set of corporate governance guidelines applicable to us, and provide oversight of our environmental, corporate social responsibility and governance programs and practices, (v) assist in the evaluation of the Board and its committees and (vi) oversee, in collaboration with the Audit Committee, compliance with the rules, regulations and ethical standards for our directors, officers and employees, including corporate governance matters and practices.

The Nominating and Corporate Governance Committee presently consists of Jay O. Rothman (Chairperson), Timothy L. Christen and Jennifer J. Kent, each of whom meets the independence standards of the NYSE for Nominating and Corporate Governance Committee members, as well as the director independence standards adopted by the Board. The Nominating and Corporate Governance Committee held five meetings in 2025.

Board Oversight of Risk

The Board, as a whole and through its committees, has responsibility for the oversight of risk management at the Company. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board receives reports from management on financial, operational, legal compliance and reputation risks and the degree of exposure to those risks. The Board helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business units of the Company.

The Board oversees an enterprise-wide approach to risk management, which is designed to (i) support the achievement of organizational objectives, including strategic objectives, (ii) improve long-term organizational performance and (iii) enhance shareholder value. Several Board committees are responsible for risk oversight in specific areas. The Board relies on its Audit Committee to address significant financial risk exposures and the steps management has taken to monitor, control and report such exposures to the full Board, including the Company’s risk assessment and risk management guidelines and policies. The Compensation Committee monitors and evaluates risks arising from the Company’s compensation policies and practices for its employees. The Board’s role in the Company’s risk oversight has not affected the Board’s leadership structure. During 2025, the Board and its committees also reviewed and discussed with management macroeconomic conditions, including inflation, elevated interest rates, labor availability, material cost pressures and inconsistent customer demand, and management’s strategies and initiatives to respond to, and mitigate, any adverse impacts.

Nominations of Directors

The Nominating and Corporate Governance Committee will consider persons recommended by shareholders to become nominees for election as directors. Recommendations for consideration by the Nominating and Corporate Governance Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee. The Company’s bylaws also set forth certain requirements for shareholders wishing to nominate director candidates. See the section titled “Miscellaneous—Shareholder Proposals” below for additional information.

In identifying and evaluating nominees for director, the Nominating and Corporate Governance Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to the Company. The Nominating and Corporate Governance Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating and Corporate Governance Committee will consider areas of expertise and competencies that candidates may have to offer as well as the overall composition and diversity of the Board. In addition, the Board and the Nominating and Corporate Governance Committee believe that the Board as a collective whole should have the following technical skills and experience:

●	Executive leadership experience.
●	Manufacturing operations expertise.
●	Sales and marketing experience.
●	Expertise with technology, particularly around artificial intelligence.
●	Public company compliance/governance experience.
●	Employee stock ownership plan governance expertise.
●	Executive compensation expertise.
●	Diverse experience and perspective.

The Nominating and Corporate Governance Committee also believes that nominees for director should possess the following attributes:

●	Team player/collaborative.
●	Ability and willingness to challenge and probe.
●	Candor and willingness to share opposing viewpoints.
●	Common sense and sound judgment.
●	Integrity and high ethical standards.
●	Interpersonal skills.
●	Ability to listen.
●	Oral communication skills.
●	Understanding of effective decision-making processes.
●	Willingness and ability to devote time and energy to the role.

Communications with the Board of Directors

Shareholders or interested parties may communicate with the Board by writing to Mayville Engineering Company, Inc., Board of Directors (or, at the writer’s option, to a specific director or to the independent directors as a group), c/o Sean P. Leuba, General Counsel, 135 S. 84th Street, Suite 300, Milwaukee, Wisconsin 53214. The General Counsel will ensure that the communication is delivered to the Board, the specified director or the specified group of directors, as the case may be.

Transactions with Related Persons

We had no related person transactions during 2025, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

●	A “related person” means a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any member of the immediate family of such persons; and
●	A “related person transaction” generally is a transaction between the Company and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person had or will have a direct or indirect material interest.

Our Audit Committee is responsible for reviewing, approving or ratifying all related party transactions. The Audit Committee’s decision whether or not to approve or ratify a proposed transaction is made in light of whether consummation of the transaction is believed by the Audit Committee to not be or have been contrary to the best interests of the Company.

2025 DIRECTOR COMPENSATION

Directors who are employees of the Company receive no compensation for service as members of either the Board or committees thereof. Directors who are not employees of the Company, receive an annual retainer of $40,000 and an additional $1,000 per Committee meeting in excess of ten meetings annually. The non-executive Chair of the Board also receives an annual cash retainer of $35,000 and $25,000 in restricted stock units. The chairperson of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee also receive an annual cash retainer of $15,000, $12,000 and $10,000, respectively. In addition, our non-employee directors receive an annual equity grant of restricted stock units with a target grant date value of $125,000. The restricted stock units generally vest on the first anniversary of the grant date (or the next annual meeting of the shareholders, if earlier), contingent on the non-employee director’s continued service until the vesting date or earlier death or disability. Our non-employee directors are permitted to defer the settlement of their restricted stock units, and any awards deferred are reflected in the Stock Awards column of the table below in the year granted. We also reimburse all ordinary and necessary expenses incurred in the conduct of our business.

The following table provides information regarding the compensation of our non-employee directors during 2025:

	Fees Earned or	Stock	Total
Name	Paid in Cash ($)	Awards(1)	($)
Allen J. Carlson (2)	$20,000	$—	$20,000
Timothy L. Christen	$75,000	$150,004	$225,004
Steven L. Fisher	$55,000	$125,005	$180,005
Jennifer J. Kent	$52,000	$125,005	$177,005
Robert L. McCormick	$40,000	$125,005	$165,005
Jay O. Rothman	$50,000	$125,005	$175,005
Tania L. Wingfield (3)	$20,000	$93,756	$113,756
(1)	The amounts reported in this column represent the aggregate grant date fair value of director restricted stock unit awards granted to directors on April 22, 2025, as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. These amounts reflect the accounting cost that will be incurred by the Company over the requisite service period of one-year, beginning at the date of grant, for these restricted stock units and do not represent the actual economic value that may be realized by the non-employee director. For information on the assumptions used to calculate the grant date fair value of the restricted stock units, please see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Mr. Christen and Ms. Wingfield had 12,397 and 5,949, respectively, unvested restricted stock units outstanding as of December 31, 2025 and each other current non-employee director had 10,331 unvested restricted stock units outstanding as of December 31, 2025.

(2)	Mr. Carlson retired from the Board effective April 21, 2025.

(3)	Ms. Wingfield was elected to the Board effective July 24, 2025. Her compensation for 2025 was pro-rated for her partial year of service.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, the Audit Committee’s purposes include assisting the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; and (iii) the qualifications and independence of the independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2025 Annual Report on Form 10-K with the Company’s management and independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board regarding communications with audit committees. In addition, the Company’s independent registered public accounting firm provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee has considered whether the provision of the services relating to the Audit-Related Fees, Tax Fees and All Other Fees set forth in the section titled “Miscellaneous – Independent Registered Public Accounting Firm” below was compatible with maintaining the independence of the independent registered public accounting firm and determined that such services did not adversely affect the independence of the firm.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the Securities and Exchange Commission.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE

Steven L. Fisher, Chairperson

Timothy L. Christen

Robert L. McCormick

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the Record Date (i.e., February 20, 2026) by: (1) each director and director nominee; (2) each of the executive officers named in the Summary Compensation Table; (3) all of the directors, director nominees and executive officers (including the executive officers named in the Summary Compensation Table) as a group; and (4) each person or entity known to the Company to be the beneficial owner of more than 5% of the Common Stock. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned. The footnotes also indicate instances in which the same shares are reported as held by two or more holders. As of the Record Date, there were 20,318,370 shares of Common Stock outstanding.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares		%
Named Executive Officers and Directors(1)

Jagadeesh (Jag) A. Reddy	301,826	(2)(10)	1.5%
Rachele M. Lehr	59,944	(2)	* %
Sean P. Leuba	54,501	(2)	* %
Craig D. Nichols	6,942	(2)	* %
Ryan F. Raber	340,438	(2)	1.7%
Timothy L. Christen	153,804	(3)	*
Steven L. Fisher	80,713	(3)	*
Jennifer J. Kent	49,798	(3)	*
Robert L. McCormick	29,078	(3)	*
Jay O. Rothman	90,213	(3)	*
Tania L. Wingfield	5,949	(3)	*
Todd M. Butz	214,741	(4)	1.1%
Christine M. Schyvinck	—		*
All current directors and executive officers as a group (11 persons)	1,173,206	(2)(3)(6)(9)	5.6%

Other Holders
401(k) Plan(5)	2,168,314	(6)	10.7%
Allspring(7)	2,052,613		10.1%
ESOP(8)	1,903,861	(9)	9.4%

* Denotes less than 1%.

(1)	The address of all directors and named officers is c/o Mayville Engineering Company, Inc., 135 S. 84th Street, Suite 300, Milwaukee, Wisconsin 53214.
(2)	Includes shares of Common Stock that may be purchased under stock options which are currently exercisable or exercisable within 60 days of February 20, 2026, and shares of Common Stock attributable to restricted stock units that could be received within 60 days of February 20, 2026, as follows: Mr. Reddy, 152,861 shares; Ms. Lehr, 39,183 shares; Mr. Leuba, 33,462 shares; Mr. Nichols, 5,808 shares; Mr. Raber, 223,133 shares; and all current executive officers as a group, 454,447 shares.
(3)	Includes shares of Common Stock attributable to director restricted stock units that could be received within 60 days of February 20, 2026, as follows: Mr. Christen, 12,397 shares; Mr. Fisher, 50,231 shares; Ms. Kent, 24,816 shares; Mr. McCormick, 10,331 shares; Mr. Rothman, 65,492 shares; Ms. Wingfield, 5,949 shares; and all current directors and nominees as a group, 169,216 shares.
(4)	Reflects stock ownership as of June 30, 2025, Mr. Butz’s last day of employment with the Company.
(5)	The trustee of the 401(k) Plan is Principal Trust Company and its address is 711 High Street, Des Moines, Iowa 50392. 401(k) Plan participants have the right to direct the vote of the shares allocated to his or her 401(k) Plan account. However, if a participant does not timely direct the voting of his or her shares, then the 401(k) Plan trustee will vote such shares as directed by the 401(k) Plan sponsor, which is the Company.
(6)	Includes shares of Common Stock held by the following executive officers of the Company in the 401(k) Plan (and which are also reported in his, her or their holdings in this table): Mr. Reddy, 2,300 shares; Ms. Lehr, 0 shares; Mr. Leuba, 2,500 shares; Mr. Nichols, 1,134 shares; Mr. Raber, 10,421 shares; Mr. Butz, 22,093 shares; and all current executive officers as a group, 16,355 shares.

(7)	The number of shares owned set forth above in the table is as of December 31, 2025, as reported by Allspring Global Investments Holdings, LLC, Allspring Global Investments, LLC and Allspring Funds Management, LLC (all of the foregoing, collectively, “Allspring”) in its amended Schedule 13G filed with the Securities and Exchange Commission on January 8, 2026. The address for Allspring is 1415 Vantage Park Drive, Charlotte, North Carolina 28203. Allspring Global Investments Holdings, LLC reports sole voting power with respect to 1,987,288 of these shares, shared voting power with respect to none of these shares, sole dispositive power with respect to 2,052,613 of these shares and shared dispositive power with respect to none of these shares.
(8)	The trustee of the ESOP is GreatBanc Trust Company and its address is 801 Warrenville Road, Suite 500, Lisle, Illinois 60532. ESOP participants have the right to direct the vote of the shares allocated to his or her ESOP account. However, if a participant does not timely direct the voting of his or her shares, then the ESOP trustee will vote such shares in its independent fiduciary discretion.
(9)	Includes shares of Common Stock held by the following executive officers of the Company in the ESOP (and which are also reported in his, her or their holdings in this table): Mr. Reddy, 0 shares; Ms. Lehr, 0 shares; Mr. Leuba, 0 shares; Mr. Nichols, 0 shares; Mr. Raber, 15,866 shares; Mr. Butz, 18,905 shares; and all current executive officers as a group, 15,866 shares.
(10)	Includes 380 shares held by Mr. Reddy’s daughter.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any owner of greater than 10% of the Company’s Common Stock to file reports with the Securities and Exchange Commission concerning their ownership of the Company’s Common Stock. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that, during the year ended December 31, 2025, all of its directors and executive officers and owners of greater than 10% of the Company’s Common Stock complied with the Section 16(a) filing requirements.

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2026.

We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required, our Board is submitting the appointment of Deloitte & Touche LLP to our shareholders for ratification because we value our shareholders’ views on our independent auditors and as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, the Audit Committee will consider it as a direction to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

Assuming a quorum is present at the Annual Meeting, the number of votes cast for the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026 must exceed the number of votes cast against it. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote “for” or “against” ratification and will be disregarded in the calculation of votes cast.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. SHARES OF THE COMPANY’S COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EXECUTIVE COMPENSATION

This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation program for our named executive officers (“NEOs”) listed below. This CD&A also describes the Compensation Committee’s process for making pay decisions, as well as its rationale for specific decisions related to the fiscal year ended December 31, 2025. Our NEOs for 2025 were:

Name	Principal Position
Jagadeesh (Jag) A. Reddy	President and Chief Executive Officer ("CEO")
Rachele M. Lehr	Chief Financial Officer
Ryan F. Raber	Executive Vice President, Strategy, Sales & Marketing
Sean P. Leuba	Senior Vice President, General Counsel and Secretary
Craig D. Nichols	Senior Vice President, Operations and Supply Chain
Todd M. Butz	Former Chief Financial Officer

As previously disclosed, Mr. Butz ceased serving as our Chief Financial Officer effective as of June 30, 2025. In connection with his departure, Ms. Lehr, who was serving as the Company’s Chief Human Resources Officer, was named to succeed Mr. Butz as Chief Financial Officer, effective April 22, 2025.

Executive Summary

Business Highlights

During 2025, the Company experienced persistent demand softness across the majority of its legacy end markets driven by regulatory and broader macroeconomic headwinds. Most notably, according to ACT Research, North American Class 8 truck production declined 24% year-over-year in 2025. In response, our team acted decisively to protect profitability, tighten cost control and reallocate capacity and investments toward higher-growth opportunities. Supported by strong free cash flow (“Free Cash Flow”) generation, this disciplined approach enabled continued execution across the Company’s value-creation pillars despite a challenging operating environment.

One of the most significant accomplishments of the year was the acquisition of Accu-Fab in July 2025. The transaction is long-term accretive to margins and meaningfully expands the Company’s presence in the structurally higher-growth Data Center & Critical Power end market. The Company proactively reallocated available capacity and resources within its legacy facilities to support successful project launches and meet evolving needs of OEM customers in this end market. These actions resulted in temporary margin pressure as we incurred costs that would typically be flexed in a softer demand market.

Key performance highlights for 2025 include:

●	Net sales of $546.5 million, or (6.0%) on a year-over-year basis
●	Net loss of $8.1 million
●	Adjusted EBITDA of $47.1 million(1)
●	Free Cash Flow of $26.9 million(1)

As a result of these actions, the Company exits 2025 with a more durable and diversified business model, better positioned to benefit from improving end market trends and continued growth within the Data Center & Critical Power end market.

(1)	Adjusted EBITDA and Free Cash Flow are non-GAAP measures. Reconciliations of net loss, the most directly comparable measure calculated in accordance with GAAP, to Adjusted EBITDA and Free Cash Flow are on pages 34 and 35 of our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission on March 4, 2026.

2025 Executive Compensation Highlights

Our executive compensation program has three primary elements: base salary, annual incentives and long-term equity incentives. Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term incentives drive our NEOs to focus on long-term sustainable shareholder value creation. The Compensation Committee made the following executive compensation decisions for fiscal 2025:

●	Base salaries. The Compensation Committee approved base salary increases for certain NEOs for 2025 ranging from 3.0% to 14.1% compared to their 2024 base salaries. The Compensation Committee also approved an initial base salary of $415,000 per year for Mr. Nichols in connection with his hiring as our Senior Vice President, Operations and Supply Chain. Please see the “Base Salary” section below for more information.
●	Annual incentives (cash bonuses). Based on our financial performance in 2025, no annual incentive awards were earned. Please see the “Annual Incentives” section below for more information.
●	Long-term equity incentives. For 2025, the Compensation Committee granted long-term equity incentives using a mix of performance stock units (“PSUs”) and time-based restricted stock units (“RSUs”). PSUs are earned based on the achievement of pre-determined financial performance goals at the end of a three-year performance measurement period. RSUs vest ratably over a three-year period based solely on continued service. Please see the “Long-Term Equity Incentives” section below for more information.

Accu-Fab Acquisition Cash Transaction Awards

In connection with the successful completion of the Accu-Fab acquisition in July 2025, the Compensation Committee approved one-time cash transaction awards for certain executives, including the NEOs on March 2, 2026. The awards reflect the delivery of a strategically significant, immediately accretive transaction that advanced the Company’s MBX value creation strategy and strengthened its positioning in high-growth, mission-critical end markets.

Transaction awards of $370,000, $170,000, $165,000, $105,000 and $150,000 were granted to Messrs. Reddy, Raber, Leuba, Nichols and Ms. Lehr, respectively. In determining these amounts, the Compensation Committee considered senior management’s successful execution of the transaction and the effective integration of Accu-Fab, as evidenced by strong customer engagement and a rapidly developing pipeline of qualified opportunities in the Data Center and Critical Power end market.

These one-time transaction awards will be paid in fiscal 2026 and, therefore, are not reflected in this proxy statement. The awards will be reported in the Summary Compensation Table for fiscal 2026.

Compensation Practices & Policies

We also believe the following practices and policies within our program promote sound compensation governance and are in the best interests of our shareholders and executives:

What We Do		What We Don’t Do
✓	Heavily emphasize variable compensation	✘	No tax gross ups
✓	Require compliance with rigorous stock ownership guidelines	✘	No stock option backdating or repricing without shareholder approval
✓	Maintain a Compensation Recovery (Clawback) Policy	✘	No hedging or pledging
✓	Provide double-trigger equity award vesting upon a change in control	✘	No supplemental executive retirement plans
✓	Use an independent compensation consultant	✘	No significant perquisites

Shareholder Say-on-Pay Vote

In April 2025, we held an advisory shareholder vote on the compensation of our NEOs at our annual shareholder meeting. Consistent with the recommendation of our Board, our shareholders approved our executive compensation, with more than 96% of votes cast in favor. The Compensation Committee considered these voting results and, consistent with the strong vote of shareholder approval they represented, elected not to undertake any material changes to our executive compensation programs in response to the outcome of the vote. In April 2025, we also held an advisory shareholder vote on the frequency of future advisory shareholder votes on the compensation of our named executive officers. The shareholders expressed a preference that an advisory vote on the compensation of the Company’s named executive officers occur every year and, accordingly, our Board of Directors determined to implement an advisory shareholder vote to approve the compensation of our named executive officers every year until the next required advisory vote on the frequency of the advisory shareholder vote on the compensation of our named executive officers, which is scheduled to occur at our 2031 annual meeting of shareholders.

What Guides Our Program

Executive Compensation Philosophy

Our executive compensation philosophy is guided by principles that support attraction and retention, align with our business strategy, and create long-term shareholder value:

●	Competitive: Compensation is designed to attract and retain top talent by aligning with market benchmarks for similar roles.
●	Aligned with strategy: Pay programs are structured to support both annual objectives and long-term business plans.
●	Performance-driven: Variable incentives are tied to specific goals that drive shareholder value over the long term.
●	Governed with integrity: Decisions are grounded in rigorous governance standards and disciplined processes.

Elements of Total Direct Compensation

Our executive compensation philosophy is supported by the following compensation elements:

Compensation Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain critical executive talent.
Annual Incentives (Cash Bonus)	Cash (Variable)	Reward executives for delivering on annual financial performance goals that contribute to the creation of shareholder value.
Long-Term Incentives	Equity (Variable)	Provide incentives for executives to execute on longer-term financial goals that drive the creation of shareholder value and support the Company’s retention strategy.

Executive Compensation Decision-Making Process

The Role of the Compensation Committee. The Compensation Committee oversees the executive compensation program for our NEOs. The Committee is comprised of independent, non-employee members of the Board. The Compensation Committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. The Compensation Committee makes all final compensation and equity award decisions regarding our NEOs, except for the CEO, whose compensation is determined by the independent members of the full Board, based upon recommendations of the Compensation Committee.

The Role of Management. Members of our management team attend regular Compensation Committee meetings where executive compensation, Company and individual performance, and competitive compensation levels and practices are discussed and evaluated. Only Compensation Committee members can vote on decisions regarding NEO compensation. The CEO reviews his recommendations pertaining to the compensation of the other NEOs with the Compensation Committee providing management input, transparency, and oversight. Approvals of NEO compensation other than CEO compensation are made by the Compensation Committee. The CEO does not participate in the deliberations of the Compensation Committee regarding his own compensation. Independent members of the Board make all final determinations regarding CEO compensation.

The Role of the Independent Consultant. For 2025, the Compensation Committee retained Pearl Meyer and Partners, LLC (“Pearl Meyer”) to provide it with market information, analysis and other advice relating to executive compensation on an ongoing basis. The Compensation Committee engaged Pearl Meyer to, among other things, assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as to assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers, individually as well as in the aggregate, is competitive and fair. The Compensation Committee has conducted an independent assessment of Pearl Meyer in accordance with NYSE and SEC rules. We do not believe the retention of, or the work performed by, Pearl Meyer creates any conflict of interest.

The Role of Peer Group Companies. The Compensation Committee strives to set a competitive level of total compensation for each NEO as compared with executive officers in similar positions at peer companies. For purposes of setting 2025 compensation levels, in conjunction with the recommendation of Pearl Meyer, the Compensation Committee took into account publicly-available data for a group of peer companies (the “2025 Compensation Peer Group”) listed below along with executive compensation survey data, where appropriate. Selection criteria for determining our Company’s compensation peer group also generally include U.S.-based companies in industrials and materials sectors with comparable revenues and market capitalization. The peer companies included in the 2025 Compensation Peer Group did not change from 2024.

● Ampco-Pittsburgh Corporation	● The Eastern Company	● Miller Industries, Inc
● AZZ Inc	● The Gorman-Rupp Company	● Myers Industries, Inc
● BlueBird Corporation	● Hurco Companies, Inc.	● Northwest Pipe Company
● Commercial Vehicle Group, Inc	● L.B. Foster Company	● Powell Industries, Inc
● Daktronics, Inc	● LSI Industries Inc	● The Shyft Group, Inc
● Douglas Dynamics, Inc	● Luxfer Holdings PLC	● Twin Disc, Incorporated

It is important to note that this market data is not the sole determinant in setting pay levels for the NEOs. Actual pay levels can be above or below the targeted levels depending on factors such as experience, individual or company performance, tenure, employee potential, unique skills, criticality of the position to the Company and other factors.

2025 Executive Compensation Decisions

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. Base salary levels are reviewed annually. When making adjustments, the Compensation Committee considers the Company’s overall performance; the executive’s individual performance; the executive’s experience, career potential, and tenure with the Company; and competitive market practices. Decisions are generally made during the first quarter of the fiscal year.

In 2025, the Compensation Committee approved base salary adjustments for certain NEOs based on role changes and market alignment considerations. In connection with her appointment as a new Chief Financial Officer effective April 22, 2025, the Compensation Committee approved an annual base salary of $420,000 for Ms. Lehr. The Compensation Committee also approved an initial base salary of $415,000 per year for Mr. Nichols’ in connection with his hiring as our Senior Vice President, Operations and Supply Chain based on arm’s length negotiations. In addition, the Compensation Committee increased Mr. Reddy’s and Mr. Leuba’s base salaries by 3.0% to better align with market levels. The base salaries of the other NEOs were unchanged. Annual base salary rates for 2025 were as follows:

Name	2024 Base Salary ($)	2025 Base Salary ($)	Change (%)
Jagadeesh (Jag) A. Reddy	715,000	736,450	3.0%
Rachele M. Lehr	368,000	420,000	14.1%
Ryan F. Raber	473,800	473,800	—
Sean P. Leuba	399,000	411,000	3.0%
Craig D. Nichols	—	415,000	—
Todd M. Butz	473,800	473,800	—

Annual Incentives (Cash Bonus)

Our NEOs have the opportunity to earn a performance-based annual incentive (cash bonus). Actual bonus payouts depend on the achievement of pre-determined financial performance goals and can range from 0% to 200% of target award amounts. Target annual bonus opportunities are expressed as a percentage of base salary and were established by the NEO’s level of responsibility and their ability to impact overall results. The Compensation Committee also considers market data in setting target award amounts. Target award opportunities for 2025 were as follows:

Name	2025 Base Salary ($)	2025 Target Bonus Opportunity (%)	2025 Target Bonus Opportunity ($)
Jagadeesh (Jag) A. Reddy	736,450	100	736,450
Rachele M. Lehr	420,000	70	294,000
Ryan F. Raber	473,800	70	331,660
Sean P. Leuba	411,000	60	246,600
Craig D. Nichols	415,000	60	249,000
Todd M. Butz	473,800	75	355,350

For 2025, financial performance goals were based on the achievement of Company Adjusted EBITDA and Free Cash Flow, each weighted 50%, and each as calculated for purposes of the annual bonus (“Annual Incentives Adjusted EBITDA” and “Annual Incentives FCF,” respectively). The Compensation Committee chose Annual Incentives Adjusted EBITDA and Annual Incentives FCF to ensure a balanced focus on liquidity, operational efficiency, and sustainable profitability, driving long-term value creation. Annual Incentives Adjusted EBITDA represents net loss before interest expense, benefit for income taxes, depreciation, amortization, stock-based compensation expense and adjusted for items to be determined unusual in nature or infrequent in occurrence for the year ended December 31, 2025, as approved by the Compensation Committee. Annual Incentives FCF represents net cash provided by operating activities, less cash flows used in the purchase of property, plant and equipment and adjusted for items to be determined unusual in nature or infrequent in occurrence for the year ended December 31, 2025, as approved by the Compensation Committee. The following tables present a reconciliation of net loss, the most directly comparable measure calculated in accordance with GAAP to Annual Incentives Adjusted EBITDA and Annual Incentives FCF.

($'s in millions)	Twelve Months Ended December 31, 2025
Net loss	$(8.1)
Interest expense	10.2
Benefit for income taxes	(5.9)
Depreciation and amortization	41.3
EBITDA	37.5
Stock-based compensation expense	3.3
CFO transition costs	1.1
Natural disaster costs	0.3
Acquisition related costs	3.6
GAAP restructuring	0.9
Non-GAAP restructuring	0.2
Costs recognized on step-up of Accu-Fab acquired inventory	0.6
Annual Incentives Adjusted EBITDA	$47.5

($'s in millions)	Twelve Months Ended December 31, 2025
Net cash provided by operating activities	$38.6
Less: Purchase of property, plant and equipment	(11.6)
Less: Accu-Fab free cash flow	(10.9)
Plus: CFO transition costs	1.1
Plus: Natural disaster costs	0.3
Plus: Acquisition related costs	3.6
Plus: GAAP restructuring charges	0.9
Plus: Non-GAAP restructuring charges	0.2
Annual Incentives FCF	$22.2

The table below shows the 2025 goals as well as actual results.

Payout Level	% of Target	2025 Performance Metrics and Levels
		Annual Incentives Adjusted EBITDA ($M)	Annual Incentives FCF ($M)
		(50% Weighting)	(50% Weighting)
Maximum	200%	84.0	60.0
Target	100%	70.0	50.0
Threshold	50%	52.5	37.5
Actual Results(1)		47.5	22.2
		0.0% of Target	0.0% of Target
Weighted Results		0.0%	0.0%
Total		0.0% of Target
(1)	The actual percent of target achieved is calculated based on straight-line interpolation between incremental goal levels established between threshold and target and target and maximum.

Based on the results above, the NEOs earned none of their target awards. The value of actual awards earned are listed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.

Long-Term Equity Incentives

Equity compensation directly aligns the interests of the NEOs with those of our shareholders. In 2024, the Compensation Committee granted long-term incentive awards using a mix of 30% Performance Stock Units (“PSUs”) and 70% time-based Restricted Stock Units (“RSUs”). For 2025 long-term incentive awards, the Compensation Committee decided to increase the emphasis on performance-based equity and granted awards to the NEOs by using a mix of 50% PSUs and 50% RSUs.

Equity Type	Weight		Details
	2024 Grant	2025 Grant
PSUs	30%	50%
●
Rewards the achievement of financial goals at the end of a three-year performance period
●
Focuses on efficient capital allocation and strong operational performance by measuring Return on Invested Capital (“ROIC”) and Adjusted EBITDA. ROIC represents net operating profit after taxes divided by invested capital for the represented period. Adjusted EBITDA represents net income before interest expense, provision for income taxes, depreciation, amortization, stock-based compensation expense, legal costs due to the former fitness customer and adjusted for items to be determined unusual in nature or infrequent in occurrence for the three-year performance period, as approved by the Compensation Committee.
●
Determines the number of earned PSUs, ranging from 50% (threshold) to 200% (maximum) of the target award, with no PSUs earned for performance below the threshold level.

RSUs	70%	50%	● Vests ratably over a three-year period based solely on continued service. ● Helps support our leadership retention objectives and instill an ownership mentality.

The Compensation Committee determines target long-term incentive opportunities based upon a number of factors including competitive market data, total overall compensation provided to each NEO, Company performance during the fiscal year preceding the year of grant, and historic grants. Please see the following table for details.

	Grant Value		RSU's (50% Weighted)		PSU's (50% Weighted)
Name	% of 2025 Base Salary	Total ($)	Grant Value ($)	# of Shares (1)	Grant Value ($)	# of Shares (1)
Jagadeesh (Jag) A. Reddy	323	2,380,000	1,190,000	82,927	1,190,000	82,927
Rachele M. Lehr	119	500,000	250,000	17,422	250,000	17,422
Ryan F. Raber	226	1,072,000	536,000	37,353	536,000	37,353
Sean P. Leuba	97	400,000	200,000	13,938	200,000	13,938
Craig D. Nichols	120	500,000	250,000	17,422	250,000	17,422
(1)	The number of RSUs and PSUs granted was determined by dividing the grant value by the grant date fair value, which was the closing price of the Company’s common stock on the grant date, March 15, 2025.

Other Guidelines, Practices and Policies

Stock Ownership Guidelines

Stock ownership guidelines are a key vehicle for aligning the interests of management and the Company’s shareholders. A meaningful direct ownership stake by our NEOs demonstrates to our investors that each NEO has a strong commitment to the Company’s success. The Committee maintains stock ownership guidelines for our NEOs and other Company executives as follows:

Participation Level	Principal Position
CEO	5x base salary
CFO	3x base salary
EVPs	3x base salary
SVPs and Other Executives	1x base salary

Shares that count toward meeting these ownership guidelines include: shares directly owned by the executive; shares beneficially owned by the executive; shares held in benefit plans; and all RSUs. In-the-money vested stock options and unvested/unearned PSUs do not count toward meeting the guidelines.

Until the guidelines are met, NEOs and other officers are required to retain 50% of the net after-tax shares of the Company’s common stock attainted on full-value shares vesting and options exercised. As of December 31, 2025, all the NEOs were either in compliance with, or are on track to meet, the Company’s stock ownership guidelines. In accordance with the guidelines, newly appointed executive officers are provided a transition period from the date of appointment to achieve the applicable ownership requirements, and the Compensation Committee monitors progress toward compliance during the applicable accumulation period.

Clawback Policy

The Company maintains a Clawback Policy, which is designed to comply with Section 10D-1 of the Exchange Act and the applicable listing standards of the NYSE. The Clawback Policy requires the Company to recoup any erroneously awarded incentive-based compensation received by certain executives, including each NEO, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws. The Clawback Policy generally applies to all incentive-based compensation received by a covered executive during the three completed fiscal years immediately preceding the date that the Company is required to prepare a restatement after the policy’s effective date. The Clawback Policy was filed as an exhibit to the Company’s Form 10-K.

401(k) Plan; ESOP; Nonqualified Deferred Compensation

Mayville Engineering Company, Inc. 401(k) Plan and ESOP. Our NEOs are eligible to participate in the 401(k) Plan on the same basis as other employees who satisfy the 401(k) Plan’s eligibility requirements. The 401(k) Plan has an employee stock ownership component under which participants may invest their accounts in shares of our Common Stock. In addition to the employee stock ownership component of the 401(k) Plan, we maintain the separate ESOP.

Our NEOs are eligible to participate in the ESOP on the same basis as other employees who satisfy the ESOP’s eligibility requirements.

Under our 401(k) Plan, our NEOs, along with other 401(k) Plan participants, are eligible for an employer match program providing a 50% match for employee contributions, up to 6% and discretionary profit sharing contributions. In 2025, the Company did not make any discretionary contribution under the 401(k) Plan. Additionally, we did not make any discretionary contributions under the ESOP for 2025.

We do not provide any defined-benefit pension benefits.

Mayville Engineering Company Deferred Compensation Plan. Our NEOs are eligible to participate in the Mayville Engineering Company Deferred Compensation Plan (the “Deferred Compensation Plan”), which permits eligible participants to make elective deferrals of up to 50% of the participant’s annual base salary and up to 100% of the participant’s annual short-term cash incentive compensation. Each year, we credit to the account of each participant an amount reflecting the amount, if any, of any reduced allocations, due solely to the participant’s elective deferrals under the Deferred Compensation Plan with respect to our “safe harbor” contributions and discretionary employer contributions to the ESOP and 401(k) Plan and employer non-elective contributions to the 401(k) Plan for the year. Deferred amounts credited to a participant’s account are generally distributed following the participant’s separation from service, in a lump sum or up to five annual installments, as elected by the participant. Upon a change in control, the Deferred Compensation Plan will terminate, and all amounts deferred under the plan will be distributed, generally in a lump sum.

A participant’s Deferred Compensation Plan account is deemed to be invested in one or more alternate investment options, such as a mutual fund, for purposes of tracking the deemed investment gain or loss on the participant’s account. During 2025, the investment options under the Deferred Compensation Plan generally followed the investment options available under the 401(k) Plan, except that there is no Common Stock investment alternative available under the Deferred Compensation Plan.

The accounts of the participants, including the NEOs, in the Deferred Compensation Plan reflect amounts contributed to the plan by the participants, as well as earnings on these voluntary deferred amounts. The Deferred Compensation Plan is non-funded and unsecured in that it represents only a contractual promise by us to make benefit payments in the future and participants in the Deferred Compensation Plan have the status of general unsecured creditors of our Company.

Other Elements of Compensation

Health/Welfare Plans. All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including:

●	medical, dental and vision benefits;
●	medical and dependent care flexible spending accounts;

●	short-term and long-term disability insurance; and
●	life insurance.

We also provided executive life insurance for Mr. Reddy, executive physicals for Mr. Reddy and Mr. Nichols and supplemental disability insurance for all of our NEOs. We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our NEOs.

Sign-on Bonus. The Compensation Committee approved a sign-on bonus for Mr. Nichols in connection with his hiring in the amount of $150,000, subject to repayment in part or in whole, depending on the duration of his employment, if Mr. Nichols’ employment is terminated voluntarily by him or by us for performance or misconduct prior to March 10, 2027.

Tax and Accounting Considerations

The Compensation Committee considers tax and accounting considerations in structuring our executive compensation program.

Section 162(m) of the Code generally disallows tax deductions for compensation paid by public companies to certain executive officers for compensation over $1 million in any year. Nonetheless, the Compensation Committee believes that shareholder interests are best served if the Compensation Committee’s discretion and flexibility in awarding compensation are not restricted, even though some compensation awards may result in non-deductible compensation expenses. Thus, the Compensation Committee reserves the ability to approve compensation that is not deductible for income tax purposes, when the Compensation Committee determines that such compensation is appropriate.

Compensation Risk Management

The Compensation Committee has reviewed our compensation policies and practices and does not believe that these policies and practices create risks that are reasonably likely to have a material adverse effect on us.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the CD&A contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

COMPENSATION COMMITTEE

Jennifer J. Kent, Chairperson

Steven L. Fisher

Robert L. McCormick

Tania L. Wingfield

The Compensation Committee Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

Summary Compensation Table for 2025

The following table provides information regarding the compensation of our named executive officers during 2025, 2024 and 2023.

							Change in
							Pension
							Value and
						Non-equity	Non-qualified
				Stock	Option	Incentive Plan	Deferred	All other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)	Earnings ($)	($)(3)	Total ($)
Jagadeesh (Jag) A. Reddy	2025	736,450	—	2,380,000	—	—	—	66,838	3,183,288
President and Chief Executive Officer	2024	715,000	—	2,000,000	—	966,968	—	10,350	3,692,318
	2023	695,250	—	825,000	825,000	567,880	—	43,196	2,956,326
	2021
Rachele. M. Lehr	2025	420,000	—	500,000	—	—	—	10,500	930,500
Chief Financial Officer (5)	2024	368,000	—	450,000	—	298,610	—	10,350	1,126,960
	2023	350,000	—	250,000	200,000	186,528	—	9,900	996,428
									—
Ryan F. Raber	2025	473,800	—	1,072,000	—	—	—	10,500	1,556,300
Executive Vice President, Strategy, Sales & Marketing	2024	473,800	—	972,000	—	448,538	—	10,350	1,904,688
	2023	473,800	—	415,000	415,000	387,000	—	9,900	1,700,700
	2021
Sean P. Leuba	2025	411,000	—	400,000	—	—	—	1,381	812,381
Senior Vice President, General Counsel and Secretary	2024	399,000	—	400,000	—	323,765	—	10,350	1,133,115
	2023	370,000	—	350,000	200,000	201,230	—	42,943	1,164,173
									—
Craig D. Nichols	2025	415,000	—	500,000	—	—	—	184,647	1,099,647
Senior Vice President, Operations and Supply Chain (4)	2024	—	—	—	—	—	—	—	—

Todd M. Butz	2025	247,834	—	—	—	—	—	1,052,758	1,300,592
Former Chief Financial Officer(5)	2024	473,800	—	970,000	—	480,576	—	10,350	1,934,726
	2023	473,800	—	375,000	375,000	464,400	—	9,900	1,698,100
(1)	The Stock Awards column represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), for RSUs and PSUs that were granted pursuant to the Mayville Engineering Company, Inc. 2019 Omnibus Incentive Plan (the “Omnibus Plan”). Information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note 18 to the Consolidated Financial Statements for our fiscal year ended December 31, 2025. Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions and, in the case of the PSUs, are based on the probable outcome of the applicable financial performance conditions. The maximum values of the 2025 PSU awards at the grant date assuming the highest level of performance conditions are attained are as follows: Mr. Reddy – $2,380,000; Ms. Lehr – $500,000; Mr. Raber – $1,072,000; Mr. Leuba – $400,000; and Mr. Nichols – $500,000.
(2)	The Option Awards column represents the aggregate grant date fair value, computed in accordance with ASC Topic 718, for stock options that were granted pursuant to the Omnibus Plan. Information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note 18 to the Consolidated Financial Statements for our fiscal year ended December 31, 2025. Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)	The amounts in this column for 2025 represent amounts credited by us to the named executive officer’s account under our 401(k) Plan for 2025, a sign-on bonus paid to Mr. Nichols in connection with his hiring, company paid insurance premiums and executive physicals and severance paid to Mr. Butz, consistent with the payment formula set forth in his severance agreement for a termination without Cause. See the following table for details.

			Company Paid			Total
	401(k)	Sign-On	Insurance	Executive		All Other
	Contribution	Bonus	Premiums	Physicals	Severance	Compensation
Name	($)	($)	($)	($)	($)	($)
Jagadeesh (Jag) A. Reddy	10,500	—	47,070	9,268	—	66,838
Rachele M. Lehr	10,500	—	—	—	—	10,500
Ryan F. Raber	10,500	—	—	—	—	10,500
Sean P. Leuba	1,381	—	—	—	—	1,381
Craig D. Nichols	7,502	150,000	—	27,145	—	184,647
Todd M. Butz	10,398	—	—	—	1,042,360	1,052,758
(4)	Mr. Nichols joined the Company as Senior Vice President, Operations and Supply Chain on March 10, 2025.
(5)	Mr. Butz ceased serving as our Chief Financial Officer effective as of June 30, 2025. In connection with his departure, Ms. Lehr, who was serving as the Company’s Chief Human Resources Officer, was named to succeed Mr. Butz as Chief Financial Officer, effective April 22, 2025.

Grants of Plan Based Awards in 2025

The following table contains information concerning the plan-based equity and non-equity incentive compensation awards that were granted to our NEOs in 2025. The amounts show in the columns under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent potential future payments at the time of grant only. At the time of grant, whether these amounts (or any portion thereof) would ultimately be received by the NEOs was uncertain because the awards were contingent on the achievement of performance goals and the NEOs continued employment.

			Estimated Future Payouts			Estimated Future Payouts
			Under Non-Equity Incentive			Under Equity Incentive
			Plan Awards (1)			Plan Awards (2)

										Grant Date
									All Other	Fair Value
		Date of							Stock Awards:	of Stock
		Action	Threshold	Target	Maximum				Number of Shares	Awards
Name	Grant Date	To Approve	($)	($)	($)	Threshold	Target	Maximum	of Stock or Units(3)	($)
Jagadeesh (Jag) A.	3/15/2025		—	—	—	—	—	—	82,927	1,190,000
Reddy	3/15/2025		—	—	—	—	82,927	165,854	—	1,190,000
			—	736,450	1,472,900	—	—	—	—	—
Rachele. M. Lehr	3/15/2025		—	—	—	—	—	—	17,422	250,000
	3/15/2025		—	—	—	—	17,422	34,844	—	250,000
			—	294,000	588,000	—	—	—	—	—
Ryan F. Raber	3/15/2025		—	—	—	—	—	—	37,353	536,000
	3/15/2025		—	—	—	—	37,353	74,706	—	536,000
			—	331,660	663,320	—	—	—	—	—
Sean P. Leuba	3/15/2025		—	—	—	—	—	—	13,938	200,000
	3/15/2025		—	—	—	—	13,938	27,876	—	200,000
			—	246,600	493,200	—	—	—	—	—
Craig D. Nichols	3/15/2025		—	—	—	—	—	—	17,422	250,000
	3/15/2025		—	—	—	—	17,422	34,844	—	250,000
			—	249,000	498,000	—	—	—	—	—
Todd M. Butz			—	355,350	710,700	—	—	—	—	—
(1)	Amounts reported above reflect the potential performance based incentive cash payments each executive could earn pursuant to the annual incentive (cash bonus)
●	Threshold – a minimum level of performance is required to begin earning an incentive. However, the payout can range from $0 up to the maximum payout. Therefore, we have indicated $0 in the threshold column.
●	Target (100% of annual base salary for Mr. Reddy; 70% of annual base salary for Ms. Lehr and Mr. Raber; 60% of annual base salary for Mr. Leuba and Mr. Nichols; and 75% of annual base salary for Mr. Butz) – the performance metrics are established to pay the indicated targeted incentive percentage of base salary for meeting expected performance levels.

●	Maximum (200% of target) – the indicated maximum payout percentage of base salary
(2)	Represents the 2025 tranche of performance share units granted in March 2025. Refer to “Long-Term Equity Incentives” for additional information related to performance share units.
(3)	The March 15, 2025 grants represent grants of restricted stock units subject to ratable vesting in three annual installments beginning March 15, 2026.

Outstanding Equity Awards as of December 31, 2025

The following table contains information concerning equity awards held by our named executive officers that were outstanding as of December 31, 2025.

	Option Awards				Stock Awards
								Equity		Equity
								Incentive		Incentive
								Plan		Plan
								Awards;		Awards;
								Number		Market
								of		or Payout
								Unearned		Value of
								Shares,		Unearned
								Units or		Shares,
	Number of	Number of			Number		Market	Other		Units or
	Securities	Securities			of Shares		Value of	Rights		Other
	Underlying	Underlying	Option		of Stock		Shares of	That		Rights
	Unexercised	Unexercised	Exercise	Option	That		Stock That	Have Not		That
	Options (#)	Options (#)	Price	Expiration	Have Not		Have Not	Vested		Have Not
Name	Exercisable	Unexercisable	($)	Date	Vested (#)		Vested(1)($)	(#)		Vested ($)
Jagadeesh (Jag) A. Reddy	88,901	—	16.22	2/28/2033
					155,560	(2)	2,912,083	129,620	(7)	2,426,486
Rachele M. Lehr	24,814	—	14.12	2/28/2033
					34,542	(3)	646,626	26,761	(8)	500,966
Ryan F. Raber	44,720	—	16.22	2/28/2033
	77,426	—	10.32	2/28/2032
	43,291	—	14.01	2/28/2031
	27,594	—	17.00	5/08/2029
					72,653	(4)	1,360,064	60,046	(9)	1,124,061
Sean P. Leuba	21,552	—	16.22	2/28/2033
					28,464	(5)	532,846	23,277	(10)	435,745
Craig D. Nichols	—	—	—	—
					17,422	(6)	326,140	17,422	(11)	326,140
(1)	Market value computed by multiplying the number of restricted stock units that have not vested by $18.72, which was the closing price of a share of our Common Stock on the last trading day of 2025.
(2)	36,317 restricted stock units will vest each on March 15, 2026 and 2027 and 27,642 restricted stock units will vest each on March 15, 2026, 2027 and 2028.
(3)	8,562 restricted stock units will vest each on March 15, 2026 and 2027 and 5,806 restricted stock units will vest each on March 15, 2026, 2027 and 2028.
(4)	17,650 restricted stock units will vest each on March 15, 2026 and 2027 and 12,451 restricted stock units will vest each on March 15, 2026, 2027 and 2028.
(5)	7,263 restricted stock units will vest each on March 15, 2026 and 2027 and 4,646 restricted stock units will vest each on March 15, 2026, 2027 and 2028.
(6)	5,807 restricted stock units will vest each on March 15, 2026, 2027 and 2028.
(7)	46,693 performance stock units will vest on March 15, 2027 and 82,927 performance stock units will vest on March 15, 2028.
(8)	9,339 performance stock units will vest on March 15, 2027 and 17,422 performance stock units will vest on March 15, 2028.

(9)	22,693 performance stock units will vest on March 15, 2027 and 37,353 performance stock units will vest on March 15, 2028.
(10)	9,339 performance stock units will vest on March 15, 2027 and 13,938 performance stock units will vest on March 15, 2028.
(11)	Performance stock units will vest on March 15, 2028.

The number of 2024 and 2025 performance stock units shown is based on achievement of the target level of the applicable three-year performance conditions although performance through December 31, 2024 and 2025 was trending below the threshold performance level.

Option Exercises and Stock Vested in 2025

The following table contains information concerning restricted stock units that vested and options exercised in 2025.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting(1)
Name	(#)	($)	(#)	($)
Jagadeesh (Jag) A. Reddy	—	—	93,800	1,391,738
Rachele M. Lehr	—	—	17,416	255,232
Ryan F. Raber	—	—	30,443	444,533
Sean P. Leuba	—	—	19,212	283,150
Craig D. Nichols	—	—	—	—
Todd M. Butz	109,646	469,383	29,174	425,583
(1)	Represents the gross number of restricted stock units vested multiplied by the closing price of a share of our Common Stock on the vesting day.

Nonqualified Deferred Compensation for 2025

The following table sets forth certain information with respect to our NEOs’ participation in the Mayville Engineering Company Deferred Compensation Plan (the “Deferred Compensation Plan”) during the year ended December 31, 2025.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
Jagadeesh (Jag) A. Reddy	787,414	—	339,398	—	2,550,694
Rachele M. Lehr	49,161	—	5,196	—	54,357
Ryan F. Raber	—	—	281,379	—	2,224,295
Sean P. Leuba	—	—	—	—	—
Craig D. Nichols	—	—	—	—	—
Todd M. Butz	—	—	59,151	—	1,410,928

Narrative Disclosure to Non-Qualified Deferred Compensation for 2025 Table

Amounts deferred under the Deferred Compensation Plan are credited to notional accounts established for record-keeping purposes only. Participants do not have any ownership interest in actual Company assets, and amounts credited under the plan represent unsecured obligations of the Company. The Compensation Committee designates a menu of hypothetical investment options for purposes of determining earnings. These investment options may, but are not required to, correspond to investment options available under the Company’s qualified retirement plan. Participants may allocate their notional account balances among the available investment options in accordance with procedures established by the Compensation Committee. If a participant does not make a timely investment election, the participant’s account is deemed invested in a default investment option selected by the Compensation Committee. Participant accounts are credited or charged with hypothetical gains or losses based on the performance of the selected investment options. The investment options are used solely as a measurement mechanism and do not require the Company to invest or set aside assets in any corresponding investments.

The Deferred Compensation Plan is available for certain employees designated to be eligible to participate by the Company and approved by the Board of Directors. All NEOs were eligible during 2025. Eligible employees may elect to defer a portion of their compensation for any plan year and the deferral cannot exceed 50% of the participant’s base salary and may include the participant’s annual short-term cash incentive up to 100%. The participant’s election must be made prior to the first day of the plan year. Each year, we credit to the account of each participant an amount reflecting the amount, if any, of any reduced allocations, due solely to the participant’s elective deferrals under the

Deferred Compensation Plan with respect to our “safe harbor” contributions and discretionary employer contributions to the ESOP and 401(k) Plan and employer non-elective contributions to the 401(k) Plan for the year.

Deferred amounts credited to a participant’s account are generally distributed following the participant’s separation from service, in a lump sum or up to five annual installments, as elected by the participant. Upon a change in control, the Deferred Compensation Plan will terminate, and all amounts deferred under the plan will be distributed, generally in a lump sum.

The plan permits in-service distributions in the event of an unforeseeable emergency, as defined under applicable tax regulations. Such distributions are subject to approval by the Compensation Committee and are limited to the amount necessary to satisfy the financial hardship (plus applicable taxes), after taking into account other available resources.

The Company may terminate the Deferred Compensation Plan in accordance with Section 409A of the Internal Revenue Code. Depending on the circumstances of termination, participant account balances may be distributed in a lump sum, subject to required timing restrictions and the termination of all similar deferred compensation arrangements, as required by law.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of the Company’s employees (other than the CEO) and the annual total compensation for the CEO, Mr. Reddy. For the year ended December 31, 2025:

●	The annual total compensation of our median employee was reasonably estimated to be $51,848; and
●	The annual total compensation of Mr. Reddy, as reported in the Summary Compensation Table, was $3,183,288.

Based upon the calculation of compensation for both the CEO and the median employee, the estimated ratio of CEO pay to median employee pay for 2025 was 61 to 1.

To calculate the ratio, the Company divided Mr. Reddy’s annual total compensation by the annual total compensation of its median employee. To calculate Mr. Reddy’s annual total compensation, the Company used the amount reported in the “Total” column of its Summary Compensation Table for 2025.

For 2025, the Company identified its median employee using a multi-step process. First, the Company used its active employee population as of December 31, 2025, whether full-time, part-time, or on a seasonable basis (other than Mr. Reddy). For each of the individuals in our employee population, total annual compensation was calculated by compiling total wages, which included base salary, annual incentive, commission, bonus, overtime and shift premiums. When identifying the median employee, we included adjustments for annualizing the pay for any full-time and part-time employees who were employed by the Company for only part of the year. To calculate the annual total compensation of the median employee, the Company included all of the elements of such employee’s compensation for 2025 in the same way that we calculate the annual total compensation of our named executive officers in the Summary Compensation Table.

The pay ratios presented above are a reasonable estimate. Because SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the pay ratio may not be comparable to the pay ratio reported by other companies.

Pay versus Performance

The composition of the NEOs included within this section varies by year based on executive roles and compensation levels. Beginning in fiscal year 2025, the Company became subject to expanded disclosure requirements applicable to accelerated filers, which increased the number of NEOs included in the calculation of average compensation actually paid for non-CEO executives.

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the following disclosure regarding executive “compensation actually paid” (“CAP”) to the NEOs during the preceding five fiscal years, and the Company’s TSR, Net Income and Adjusted EBITDA, which in the Company’s assessment represents the most important financial performance measure used by the Company to link the CAP of the NEOs for 2025 to its performance. CAP represents a required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the NEO realized or earned compensation, as well as from the way in which the compensation committee views annual compensation decisions. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to equity awards which remain subject to forfeiture if the vesting conditions are not satisfied.

	Summary	Summary
	Compensation	Compensation	Compensation	Compensation	Average	Average	Value of Initial Fixed $100
	Table Total	Table Total	Actually	Actually	Summary	Compensation	Investment Based On:
	for CEO	for CEO	Paid to	Paid to	Compensation	Actually		Peer Group		Adjusted
	Jagadeesh (Jag)	Robert	CEO Jagadeesh	CEO Robert D.	Table for Non-	Paid to Non-	Total	Total	Net Income	EBITDA
	A. Reddy	D. Kamphuis	(Jag) A. Reddy	Kamphuis	CEO NEOs(2)	CEO NEOs(2)	Shareholder	Shareholder	(in millions)	(in millions)
Fiscal Year	($)	($)	($)	($)	($)	($)	Return(3)	Return(3)	($)	($)
2025	3,183,288	—	2,482,205	—	1,139,884	554,098	139.49	131.18	(8.1)	47.1
2024	3,692,318	—	4,268,060	—	1,919,707	1,994,401	117.14	125.85	26.0	64.4
2023	2,956,326	—	2,820,325	—	1,799,020	1,878,498	107.45	117.81	7.8	66.1
2022 (1)	1,269,605	1,416,066	1,836,915	(1,346,967)	1,687,167	1,583,306	94.34	103.45	18.7	60.8
2021	—	3,919,201	—	5,051,860	1,402,350	1,643,440	111.10	125.27	(7.5)	46.2
(1)	Robert D. Kamphuis was CEO during 2021 and retired as CEO effective September 30, 2022, and Jagadeesh A. Reddy was appointed CEO effective July 19, 2022.
(2)	Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by fiscal year:

2025: Rachele M. Lehr, Ryan F. Raber, Sean P. Leuba, Craig D. Nichols and Todd M. Butz. Mr. Butz left our Company effective June 30,

2025.

2024: Todd M. Butz and Ryan F. Raber

2023: Todd M. Butz, Ryan F. Raber and Randall P. Stille. Mr. Stille left our Company effective November 3, 2023.

2022: Todd M. Butz and Ryan F. Raber

2021: Todd M. Butz and Ryan F. Raber

(3)	Total shareholder return is based on the value of an initial fixed investment of $100 in our common stock and the Company’s industry specific peer group, S&P SmallCap 600, as of December 31, 2020.

Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate CAP include:

	Fiscal 2025	Fiscal 2024	Fiscal 2023	Fiscal 2022		Fiscal 2021
	CEO Jagadeesh	CEO Jagadeesh	CEO Jagadeesh	CEO Jagadeesh	CEO Robert D.	CEO Robert D.
	(Jag) A. Reddy	(Jag) A. Reddy	(Jag) A. Reddy	(Jag) A. Reddy	Kamphuis	Kamphuis
Total compensation from summary compensation table	$3,183,288	$3,692,318	$2,956,326	$1,269,605	$1,416,066	$3,919,201
Adjustments for equity awards
Adjustments for grant date values in the summary compensation table	(2,380,000)	(2,000,000)	(1,650,000)	(650,000)	—	(2,280,000)
Fair value of unvested awards granted in the current year	2,328,590	2,446,708	1,447,334	1,217,310	—	2,482,642
Change in year-end fair values for unvested awards granted in prior years	(516,115)	138,291	112,820	—	—	420,065
Fair values at vest date for awards granted and vested in current year	—	—	—	—	—	—
Change in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	(133,558)	(9,257)	(46,155)	—	(1,521,442)	509,952
Forfeitures during current year equal to prior year-end fair value	—	—	—	—	(1,241,591)	—
Dividends or dividend equivalents not otherwise included in total compensation	—	—	—	—	—	—
Total adjustments for equity awards	(701,083)	575,742	(136,001)	567,310	(2,763,033)	1,132,659
Compensation actually paid (as calculated)	$2,482,205	$4,268,060	$2,820,325	$1,836,915	(1,346,967)	$5,051,860

	Fiscal 2025	Fiscal 2024	Fiscal 2023	Fiscal 2022	Fiscal 2021
	Average Non-	Average Non-	Average Non-	Average Non-	Average Non-
	CEO NEOs (2)	CEO NEOs (2)	CEO NEOs (2)	CEO NEOs (2)	CEO NEOs (2)
Total compensation from summary compensation table	$1,139,884	$1,919,707	$1,799,020	$1,687,167	$1,402,350
Adjustments for equity awards
Adjustments for grant date values in the summary compensation table	(618,000)	(971,000)	(776,667)	(790,000)	(575,000)
Fair value of unvested awards granted in the current year	483,734	1,187,882	681,272	1,052,009	626,113
Change in year-end fair values for unvested awards granted in prior years	(89,902)	46,263	68,636	(39,888)	83,275
Fair values at vest date for awards granted and vested in current year	—	—	—	—	—
Change in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	(26,296)	(188,451)	266,032	(325,982)	106,703
Forfeitures during current year equal to prior year-end fair value	(335,322)	—	(159,795)	—	—
Dividends or dividend equivalents not otherwise included in total compensation	—	—	—	—	—
Total adjustments for equity awards	(585,786)	74,694	79,478	(103,861)	241,090
Compensation actually paid (as calculated)	$554,098	$1,994,401	$1,878,498	$1,583,306	$1,643,440

Most Important Performance Measures

The three performance measures listed below, not ranked in order of importance, represent the most important Company performance measures used to link CAP as further described in our CD&A.

Adjusted EBITDA
Free Cash Flow
Relative Total Shareholder Return

Pay Versus Performance: Graphical Description

The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

●	the Company’s cumulative Total Shareholder Return (“TSR”);
●	Peer Group TSR;
●	the Company’s Net Income (Loss); and
●	the Company’s Adjusted EBITDA

Employment, Severance or Change in Control Agreements

Agreements with Mr. Reddy

As previously disclosed, in connection with his appointment as our President and Chief Executive Officer, we and Mr. Reddy entered into a severance agreement and a Change in Control Employment and Severance Agreement (the “Reddy Change in Control Agreement”). The severance agreement provides for a lump sum severance benefit equal to one times Mr. Reddy’s then-current annual base salary and target annual cash bonus in the event that his employment is involuntarily terminated without cause or he terminates for good reason prior to a change in control of our company. As a condition of receiving such severance, Mr. Reddy is required to execute a release and waiver of claims.

The Reddy Change in Control Agreement provides for certain protections relating to Mr. Reddy’s employment during a two-year period following a change in control of our company. If, during the protected period, Mr. Reddy’s employment is terminated by us without cause, other than by reason of death or disability, or Mr. Reddy terminates his employment with good reason, then, if Mr. Reddy provides a release of claims, he will be entitled to a severance payment of two times the sum of his annual base salary and target annual bonus. The Reddy Change in Control Agreement also provides that Mr. Reddy would be entitled to continued life insurance, hospitalization, medical and dental coverage for 24 months following the termination of employment. Any equity-based and cash incentive awards granted after the change in control will be deemed immediately earned or vested in full as of the termination of employment.

Prior to a change in control, the Reddy Change in Control Agreement does not restrict our right to terminate Mr. Reddy’s employment for any reason. However, if Mr. Reddy’s employment is terminated by us without cause within 180 days prior to a change in control and he reasonably demonstrates that the termination was at the request of the acquirer or otherwise arose in connection with or in anticipation of the change in control, he will be entitled to the protections under the Reddy Change in Control Agreement described above.

The Reddy Change in Control Agreement imposes restrictive covenants on Mr. Reddy, including non-solicitation of our customers, non-competition with us and non-interference with our employees during his employment and for 12 months after employment ends. The Reddy Change in Control Agreement also obligates Mr. Reddy to protect our confidential information.

The Reddy Change in Control Agreement does not provide for any tax gross-ups. To the extent payments in connection with the change in control would trigger the parachute payment excise tax under Section 4999 of the Internal Revenue Code of 1986, then Mr. Reddy will either receive the total payments and pay the excise tax or have the total payments reduced such that no excise tax will be imposed, whichever is better for him on an after-tax basis.

Agreements with Other Named Executive Officers

We have entered into executive severance agreements with each of our executive officers that provide a lump sum severance benefit equal to one times the executive’s then-current annual base salary and target annual cash bonus in the event that his employment is involuntarily terminated without cause or he terminates for a good reason prior to a change in control of the Company (the “Severance Agreements”). As a condition of receiving such severance the executive would be required to execute a release and waiver of claims. In connection with Mr. Butz’s departure during 2025, as previously disclosed, he received a payment of $1,042,360 under his Severance Agreement. Mr. Butz provided a release and waiver of claims as a condition of receiving the payment.

We also maintain Change in Control Employment and Severance Agreements (“Change in Control Agreements”) with each of our currently serving executive officers. The other Change in Control Agreements provide for certain protections relating to the executive officers’ employment during a two-year period following a change in control of the Company. If, during the protected period, the executive officer’s employment is terminated by the Company without cause, other than by reason of death or disability, or the executive officer terminates his/her employment with good reason, then, if the executive officer provides a release of claims, he/she will be entitled to a severance payment of two times the sum of his/her annual base salary and target annual bonus. Each Change in Control Agreement also provides that the executive officer would be entitled to continued life insurance, hospitalization, medical and dental coverage for 24 months following the termination of employment. Any equity-based and cash incentive awards granted after the change in control will be deemed immediately earned or vested in full as of the termination of employment.

Prior to a change in control, the Change in Control Agreements do not restrict our right to terminate the executive officer’s employment for any reason. However, if the executive officer’s employment is terminated by us without cause within 180 days prior to a change in control and the executive officer reasonably demonstrates that the termination was at the request of the acquirer or otherwise arose in connection with or in anticipation of the change in control, the executive officer will be entitled to the protections under the Change in Control Agreements described above.

The Change in Control Agreements impose restrictive covenants on the executive officers, including non-solicitation of Company customers, non-competition with the Company and non-interference with Company employees during the executive officer’s employment and for 12 months after employment ends. The Change in Control Agreements also obligate executive officers to protect the Company’s confidential information.

The Change in Control Agreements do not provide for any tax gross-ups. To the extent payments in connection with the change in control would trigger the parachute payment excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then the executive officer will either receive the total payments and pay the excise tax or have the total payments reduced such that no excise tax will be imposed, whichever is better for the executive officer on an after-tax basis.

Equity Award Terms Relating to Change of Control or Termination Events

Under the terms of the Omnibus Plan and the applicable award agreements, RSUs and PSUs held by our NEOs upon termination of employment due to death, disability or a qualifying retirement prior to a change of control would generally vest or remain eligible to be earned based on performance. RSUs and PSUs generally would not receive accelerated vesting on a change of control without a qualifying termination of employment, but they would receive accelerated vesting if the successor or surviving entity did not assume or make substitutions for the outstanding RSUs and PSUs or if the NEO experienced a qualifying termination of employment within two years after the change of control. None of the NEOs met the retirement requirements to be eligible as of December 31, 2025. These terms are described in more detail under the heading “Omnibus Plan” below.

Quantification of Potential Payments on a Change of Control or Termination Event

The following tables reflect the amount of compensation that would be paid to each of the Company’s NEOs in the event of a change of control of the Company and/or a triggering termination of such NEO’s employment with the Company. The amounts shown in the tables assume, among other things, that the applicable triggering event occurred on the last business day of 2025, and include estimates of the amounts that would be paid to the NEOs following the triggering event. The tables only include additional benefits that result from the termination and do not include any amounts or benefits earned, vested, accrued or owing under any plan for any other reason. The actual amounts paid can only be determined at the time of the triggering event. Payments of severance under the arrangements are generally made in a lump sum.

The following table sets forth the estimated amounts that would have been become payable to our NEOs under the Omnibus Plan and applicable equity award agreements, the Reddy Change in Control Agreement, the Change in Control Agreements for the other NEOs or the Severance Agreements, as applicable, upon the events indicated assuming that they had occurred on December 31, 2025:

	Termination
	Without Cause or					Change of Control
	Resignation for				Change of Control	and Related
	Material Breach			Termination	Without	Qualifying
	Prior to Change	Termination	Termination	Due to	Termination of	Termination of
	of Control	Due to Death	Due to Disability	Retirement	Employment	Employment
Name	($)	($)	($)	($)	($)	($)
Jagadeesh (Jag) A. Reddy
Severance	736,450	—	—	—	—	1,472,900
Annual incentive-based compensation	736,450	—	—	—	—	1,472,900
Restricted stock units vesting(1)	—	2,912,083	2,912,083	—	2,912,083	2,912,083
Performance share units vesting(2)	—	2,426,486	2,426,486	—	2,426,486	2,426,486
Benefits	—	—	—	—	—	8,154
Rachele M. Lehr
Severance	420,000	—	—	—	—	840,000
Annual incentive-based compensation	294,000	—	—	—	—	588,000
Restricted stock units vesting(1)	—	646,626	646,626	—	646,626	646,626
Performance share units vesting(2)	—	500,966	500,966	—	500,966	500,966
Benefits	—	—	—	—	—	42,444
Ryan F. Raber
Severance	473,800	—	—	—	—	947,600
Annual incentive-based compensation	331,660	—	—	—	—	663,320
Restricted stock units vesting(1)	—	1,360,064	1,360,064	—	1,360,064	1,360,064
Performance share units vesting(2)	—	1,124,061	1,124,061	—	1,124,061	1,124,061
Benefits	—	—	—	—	—	173,270
Sean P. Leuba
Severance	411,000	—	—	—	—	822,000
Annual incentive-based compensation	246,600	—	—	—	—	493,200
Restricted stock units vesting(1)	—	532,846	532,846	—	532,846	532,846
Performance share units vesting(2)	—	435,745	435,745	—	435,745	435,745
Benefits	—	—	—	—	—	179,058
Craig D. Nichols
Severance	415,000	—	—	—	—	830,000
Annual incentive-based compensation	249,000	—	—	—	—	498,000
Restricted stock units vesting(1)	—	326,140	326,140	—	326,140	326,140
Performance share units vesting(2)	—	326,140	326,140	—	326,140	326,140
Benefits	—	—	—	—	—	184,210
(1)	This value was determined by multiplying the Company’s closing stock price of $18.72, which was the closing price on the last trading day of 2025.
(2)	This value was determined by multiplying the Company’s closing stock price of $18.72 by the target number of PSUs with performance periods ending after December 31, 2025.

In addition to the estimated amounts disclosed, NEOs would also receive payment of their Mayville Engineering Company Deferred Compensation Plan disclosed in the Nonqualified Deferred Compensation for 2025 table above.

Omnibus Plan

We did not maintain any equity incentive plan prior to our initial public offering in May 2019. However, in connection with our initial public offering, our board of directors and the ESOP, as our sole shareholder, adopted the Omnibus Plan, under which the stock options and restricted stock units described above were granted to our named executive officers in 2025. The following description of certain material terms of the Omnibus Plan is qualified by reference to the full text of the Omnibus Plan.

Administration

The Omnibus Incentive Plan is administered by our board of directors or our compensation committee, or any other committee or subcommittee or one or more of our officers to whom authority has been delegated (collectively, as the "Administrator"). The Administrator has the authority to interpret the Omnibus Incentive Plan or award agreements entered into with respect to the plan; make, change, and rescind rules and regulations relating to the Omnibus Incentive Plan; make changes to, or reconcile any inconsistency in, the Omnibus Incentive Plan or any award or agreement covering an award; and take any other actions needed to administer the Omnibus Incentive Plan.

Eligibility

The Administrator may designate any of the following as a participant under the Omnibus Incentive Plan: any officer or employee, or individuals engaged to become an officer or employee, of our Company or our affiliates; and consultants of our Company or our affiliates, and our directors, including our non-employee directors.

Types of Awards

The Omnibus Incentive Plan permits the Administrator to grant stock options, stock appreciation rights, performance shares, performance units, shares of Common Stock, restricted stock, restricted stock units, cash incentive awards, dividend equivalent units, or any other type of award permitted under the Omnibus Incentive Plan. The Administrator may grant any type of award under the Omnibus Incentive Plan to any participant it selects, but only our employees or our subsidiaries’ employees may receive grants of incentive stock options within the meaning of Section 422 of the Internal Revenue Code. Awards may be granted alone or in addition to, in tandem with, or (subject to the repricing prohibition described below) in substitution for any other award (or any other award granted under another plan of our Company or any affiliate, including the plan of an acquired entity).

Change of Control

Upon a change of control (as defined in the Omnibus Incentive Plan), the successor or surviving corporation may agree to assume some or all outstanding awards or replace them with the same type of award with similar terms and conditions, without the consent of any participant, subject to the following requirements:

Each award that is assumed must be appropriately adjusted, immediately after such change of control, to apply to the number and class of securities that would have been issuable to a participant upon the consummation of such change of control had the award been exercised, vested, or earned immediately prior to such change of control, and other appropriate adjustment to the terms and conditions of the award may be made.

If the securities to which the awards relate after the change of control are not listed and traded on a national securities exchange, then (a) each participant must be provided the option to elect to receive, in lieu of the issuance of such securities, cash in an amount equal to the fair value of the securities that would have otherwise been issued, and (b) no reduction may be taken to reflect a discount for lack of marketability, minority, or any similar consideration, for purposes of determining the fair value of such securities.

If a participant is terminated from employment without cause, or due to death or disability, or the participant resigns employment for good reason (as defined in any award or other agreement between the participant and our Company or an affiliate) within two years following the change of control, then upon such termination, all of the participant’s awards in effect on the date of such termination will vest in full or be deemed earned in full.

If the purchaser, successor, or surviving entity does not assume the awards or issue replacement awards, then immediately prior to the change of control date, unless the Administrator otherwise determines:

●	Each stock option or SAR then held by a participant will become immediately and fully vested, and all stock options and SARs will be cancelled on the change of control date in exchange for a cash payment equal to the excess of the change of control price of the shares of Common Stock over the purchase or grant price of such shares under the award.
●	Unvested restricted stock and RSUs (that are not performance awards) will vest in full.
●	All performance shares, performance units, and cash incentive awards for which the performance period has expired will be paid based on actual performance, and all such awards for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the amount that would have been due under such awards, valued assuming achievement of target performance goals at the time of the change of control, prorated based on the number of full months elapsed in the performance period.
●	All unvested dividend equivalent units will vest (to the same extent as the award granted in tandem with such units) and be paid.
●	All other unvested awards will vest and any amounts payable will be paid in cash.

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We view executive compensation as an important matter to us and our shareholders. Accordingly, we are asking shareholders to vote, on a non-binding, advisory basis, on a resolution approving the compensation of our named executive officers as disclosed in the section titled “Executive Compensation” and the related compensation tables and narrative discussion contained in this proxy statement. This advisory vote on the compensation of our named executive officers allows our shareholders to express their views on our executive compensation programs. We hold these votes annually, until the next vote of our shareholders on the frequency of such advisory votes at our 2031 annual meeting, at which time we will consider the outcome of that vote and decide how frequently to hold such future advisory votes. For a further description of the Company’s executive compensation programs, please see the disclosure in the section titled “Executive Compensation” above.

The Board would like the support of the Company’s shareholders for the compensation of our named executive officers as disclosed in this proxy statement. Accordingly, for the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the section titled “Executive Compensation” and the compensation tables and narrative discussion contained in this proxy statement.”

The compensation of our named executive officers, as disclosed in the section titled “Executive Compensation” and the related compensation tables and narrative discussion contained in this proxy statement, will be approved if the votes cast in favor of the resolution exceed the votes cast against the resolution, assuming a quorum exists. Any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes, or otherwise, will not be counted and, therefore, have no effect on the approval of this resolution.

This advisory vote on the compensation of our named executive officers is not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee will review and consider the outcome of this advisory vote when making future compensation decisions for our named executive officers.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT. SHARES OF THE COMPANY’S COMMON STOCK REPRESENTED AT THE ANNUAL MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

MISCELLANEOUS

Independent Registered Public Accounting Firm

Deloitte & Touche LLP acted as the independent registered public accounting firm for the Company since January 10, 2019. The Audit Committee is solely responsible for the selection, retention, oversight and, when appropriate, termination of the Company’s independent registered public accounting firm.

The fees to Deloitte & Touche LLP, our current independent registered public accounting firm, for all services rendered for each of the last two years were as follows:

	2025	2024
Audit Fees(1)	$1,764,001	$1,075,500
Audit-Related Fees(2)	—	64,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total	$1,764,001	$1,139,500
(1)	Audit of annual financial statements, review of financial statements included in Form 10-Q and other documents filed with the Securities and Exchange Commission, and other services normally provided in connection with statutory and regulatory filings, including out-of-pocket expenses.
(2)	Services related to the Company’s audit, including out-of-pocket expenses.
(3)	Tax consultations and tax return preparation including out-of-pocket expenses.
(4)	Consulting services and studies.

The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management. In 2025, the Audit Committee pre-approved all services provided by our independent registered public accounting firm, and no fees to the independent registered public accounting firm were approved pursuant to the de minimis exception under the Securities and Exchange Commission’s rules.

Expenses

The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular associates of the Company. Such individuals will not be paid any additional compensation for such solicitation. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock.

Multiple Shareholders Sharing the Same Address

Pursuant to the rules of the Securities and Exchange Commission, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and proxy statement, unless the Company has received contrary instructions from one or more of the shareholders. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. For future deliveries of annual reports to shareholders and/or proxy statements, shareholders may also request that we deliver multiple copies at a shared address to which a single copy of each document was delivered. Shareholders sharing an address who are currently receiving multiple copies of the annual report to shareholders and/or proxy statement may also request delivery of a single copy. Shareholders may notify the Company of their requests by calling or writing Sean P. Leuba, General Counsel, Mayville Engineering Company, Inc., at (414) 381-2860 or 135 S. 84th Street, Milwaukee, Wisconsin 53214.

Shareholder Proposals

Proposals that shareholders of the Company intend to present at and have included in the Company’s proxy statement for the 2027 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), must be received by the Company by the close of business on November 10, 2026. In addition, a shareholder who otherwise intends to present business at the 2027 annual meeting (including nominating persons for election as directors) must comply with the requirements set forth in the Company’s bylaws. Among other things, our bylaws provide that shareholders seeking to bring business before an annual meeting must provide timely notice of their proposal in writing to the Secretary of the Company. To be timely, a shareholder’s notice for the 2027 annual meeting must be received on or before December 31, 2026 (assuming a meeting before May 1, 2027). If the date of the 2027 annual meeting is on or after May 1, 2027, then the deadline for receipt by the Company of a timely notice under the bylaws is extended one day after December 31, 2026 for each day after April 30, 2027 until the date of the 2027 annual meeting (for example, if the 2027 annual meeting will be held on May 12, 2027, then the notice deadline under the Company’s bylaws would be January 12, 2027). The bylaws also specify requirements as to the form and content of a shareholder’s notice. In addition, to comply with the Securities and Exchange Commission’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the additional information required by Rule 14a-19 under the Securities Exchange Act of 1934 on or before December 31, 2026 (assuming a meeting before May 1, 2027).

Under the bylaws, if the Company does not receive timely notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals shareholders intend to present at the 2027 annual meeting but do not intend to include in the Company’s proxy statement for such meeting), then the Company will not be required to present such proposal at the 2027 annual meeting. If the Board chooses to present such proposal at the 2027 annual meeting, then the persons named in proxies solicited by the Board for the 2027 annual meeting may exercise discretionary voting power with respect to such proposal.

By Order of the Board of Directors
MAYVILLE ENGINEERING COMPANY, INC.

Sean P. Leuba
Senior Vice President, General Counsel & Secretary

March 10, 2026

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V82751-P42565 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. MAYVILLE ENGINEERING COMPANY, INC. Nominees: NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment or postponement thereof. 2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2026. 3. Advisory vote to approve the compensation of our named executive officers. 1. Election of Directors: Terms expiring at the 2029 Annual Meeting The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposals 2 and 3: Please sign exactly as name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. 01) Robert L. McCormick 02) Christine M. Schyvinck 03) Tania L. Wingfield SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 20, 2026 for shares held directly and by 11:59 p.m. Eastern Time on April 16, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/MEC2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 20, 2026 for shares held directly and by 11:59 p.m. Eastern Time on April 16, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. MAYVILLE ENGINEERING COMPANY, INC. 135 S. 84TH STREET, SUITE 300 MILWAUKEE, WISCONSIN 53214

V82752-P42565 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2025 Annual Report to Shareholders are available at www.proxyvote.com. MAYVILLE ENGINEERING COMPANY, INC. 2026 ANNUAL MEETING OF SHAREHOLDERS Common Stock Held Outside Any Plan This Proxy is Solicited on Behalf of the BOARD OF DIRECTORS The undersigned hereby appoints Jagadeesh A. Reddy and Sean P. Leuba, and each of them, as Proxies with the power of substitution (to act jointly or, if only one acts, then by that one) and hereby authorizes them to represent and to vote as designated on the reverse side all of the shares of Common Stock of Mayville Engineering Company, Inc. held of record by the undersigned on February 20, 2026 at the Annual Meeting of Shareholders to be held on April 21, 2026, or any adjournment or postponement thereof. This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. All votes must be received by 11:59 PM, Eastern Time, on April 20, 2026. Employee Stock Ownership Plan** This Proxy is Solicited on Behalf of the GREATBANC TRUST COMPANY As a participant in the Mayville Engineering Company, Inc. Employee Stock Ownership Plan (the "Plan"), you have the right to direct GreatBanc Trust Company, as trustee for Company stock held in the Plan (the "Trustee"), to vote the shares of Company stock allocated to your Plan account as of February 20, 2026, at the Annual Meeting of Shareholders to be held on April 21, 2026, or any adjournment or postponement thereof. 401(k) Plan** This Proxy is Solicited on Behalf of PRINCIPAL TRUST COMPANY As a participant in the Mayville Engineering Company, Inc. 401(k) Plan (the "Plan"), you have the right to direct Principal Trust Company, as trustee for Company stock held in the Plan (the "Trustee"), to vote the shares of Company stock allocated to your Plan account as of February 20, 2026, at the Annual Meeting of Shareholders to be held on April 21, 2026, or any adjournment or postponement thereof. **Broadridge Financial Solutions, Inc. ("Broadridge"), as agent for the Trustees, will hold your voting instructions in confidence and will not divulge or release specific information regarding your instructions to officers or employees of the Company, except to the extent required by law. The shares of Company stock allocated to your Plan account will be voted as directed. If no direction is made or if your completed proxy card is not received by Broadridge by April 16, 2026, the Trustee will vote the shares allocated to your Plan account in its sole discretion (ESOP) or as directed by the Plan sponsor, which is the Company (401(k) Plan). CONTINUED AND TO BE SIGNED ON REVERSE SIDE